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OHIO POWER COMPANY
(Name of Registrant As Specified in Its Charter)

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OHIO POWER COMPANY
1 Riverside Plaza
Columbus, Ohio 43215

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF
OHIO POWER COMPANY:

The annual meeting of the shareholders of  Ohio Power Company will be held on Tuesday, May 2, 2006, at 2:30 p.m. at the principal office of American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio, for the following purposes:

1.	To elect nine directors of the Company to hold office for one year or until their successors are elected and qualified; and

2.	To transact such other business (none known as of the date of this notice) as may legally come before the meeting or any adjournment thereof.

Only holders of record of Common Stock and certain issues of Cumulative Preferred Stock, par value $100 per share, at the close of business on March 10, 2006 are entitled to notice of and to vote at the annual meeting.

THERE WILL BE NO SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE COMPANY.

HEATHER L. GEIGER,
Secretary
March 24, 2006

INFORMATION STATEMENT

This information statement is being furnished in connection with the annual meeting of shareholders of  Ohio Power Company (the Company), to be held on Tuesday, May 2, 2006 at 2:30 p.m. at the principal office of American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Voting at Meeting

On March 10, 2006, the date for determining shareholders entitled to notice of and to vote at the meeting, there were 166,412 shares of 4-1/2% Cumulative Preferred Stock, par value $100 per share (voting), and 27,952,473 shares of Common Stock outstanding.

Each holder of Cumulative Preferred Stock, par value $100 per share (voting), and each holder of Common Stock has the right to one vote for each share outstanding in such holder’s name on the books of the Company at the close of business on March 10, 2006 for the election of directors and on any other business which may come before the meeting.  Holders of Cumulative Preferred Stock, par value $25 per share (non-voting), and Cumulative Preferred Stock, par value $100 per share (non-voting), are not entitled to notice of, or to vote at, the meeting.

If notice in writing is given by any shareholder to the Secretary of the Company, not less than 48 hours before the time fixed for the meeting, that such shareholder desires that the voting at the meeting for directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder will have the right to cumulate such voting power as he possesses and to give one candidate as many votes as the number of directors to be elected, multiplied by the number of his votes, or to distribute his votes on the same principle among two or more candidates, as he sees fit.

Principal Shareholders

American Electric Power Company, Inc. (AEP), 1 Riverside Plaza, Columbus, Ohio 43215, a public utility holding company, owns all of the Company’s outstanding Common Stock. The Common Stock represents approximately 99% of the combined voting power of the capital stock of the Company entitled to vote at the meeting. As a result, the Company is a “controlled company” as defined by the New York Stock Exchange (NYSE) listing standards. The Company lists only preferred stock on the NYSE. The Company does not have standing audit, nominating or compensation committees.

AEP also owns, directly or indirectly, all of the common stock of the other companies which constitute the American Electric Power System (the AEP System). The AEP System is an integrated electric utility system and, as a result, the member companies of the AEP System, including the Company, have contractual, financial and other business relationships with the other member companies, such as participation in the AEP System savings and retirement plans and tax returns; sales of electricity; and sales, transportation and handling of fuel. American Electric Power Service Corporation (the Service Corporation), a wholly-owned subsidiary of AEP, renders management, advisory, engineering and other similar services at cost to the principal operating companies of the AEP System, including the Company.

ELECTION OF DIRECTORS

Nine directors are to be elected to hold office for one year or until their successors are elected and qualified. The Company has been informed that AEP will nominate, and cast the votes of all of the outstanding shares of Common Stock for, the persons named below. In the event that any of such persons should unexpectedly be unable to stand for election, AEP has informed the Company that it will cast its votes for a substitute chosen by the Board of Directors of the Company and approved by AEP.

The following brief biographies of the nominees include their ages as of March 1, 2006, an account of their business experience and the names of certain publicly-held corporations of which they are also directors.

Name	Age	Business Experience
MICHAEL G. MORRIS	59
Chairman of the board, chief executive officer and director of the Company and chairman of the board, chief executive officer, president and director of AEP and the Service Corporation. From 1997 to 2003 was chairman of the board, president and chief executive officer of Northeast Utilities, an unaffiliated electric utility. A director of Cincinnati Bell, Inc. and The Hartford Financial Services Group, Inc. Chairman of the board, chief executive officer and director of certain other AEP System companies.

CARL L. ENGLISH	59
Vice president and director of the Company, president-utility group of AEP and president-utility group and director of the Service Corporation. From 1999-2004 was president and chief executive officer of Consumers Energy gas division. A vice president and director of certain other AEP System companies.

JOHN B. KEANE	59
Vice president and director of the Company and senior vice president, general counsel and secretary of AEP and senior vice president, general counsel, assistant secretary and director of the Service Corporation. Was president of Bainbridge Crossing Advisors from 2003-2004 and vice president-administration-Northeast Utilities from 1998-2002. A vice president and director of certain other AEP System companies.

HOLLY K. KOEPPEL	47
Vice chairman, vice president and director of the Company and executive vice president-AEP utilities east of the Service Corporation. Joined AEP as vice president-new ventures in 2000, became senior vice president-corporate development in 2002, executive vice president-commercial operations of the Service Corporation in 2002, executive vice president of AEP in 2002 and assumed her present position in 2004. Vice chairman, vice president and director of certain other AEP System companies.

VENITA MCCELLON-ALLEN	46
Vice president and director of the Company and senior vice president-shared services and director of the Service Corporation. Was senior vice president-human resources for Baylor Health Care System from 2000-2004. A vice president and director of certain other AEP System companies.

ROBERT P. POWERS	52
Vice president and director of the Company, executive vice president of AEP and executive vice president-generation and director of the Service Corporation. Joined the Service Corporation in 1998 as senior vice president-nuclear generation, became senior vice president-nuclear operations in 2000, executive vice president-nuclear generation and technical services in 2001 and assumed his present position in 2003. A vice president and director of certain other AEP System companies.

STEPHEN P. SMITH	45
Vice president, treasurer and director of the Company, senior vice president and treasurer of AEP, and senior vice president-corporate accounting, planning and strategy, treasurer and director of the Service Corporation. Joined the Service Corporation in 2003 as senior vice president-corporate accounting, planning and strategy, became treasurer of the Service Corporation and certain other AEP System companies in 2003. From November 2000 to January 2003 was president and chief operating officer-corporate services for NiSource. A director of Natural Resource Partners L.P. A vice president and director of certain other AEP System companies.

SUSAN TOMASKY	52
Vice president and director of the Company, executive vice president and chief financial officer of AEP and the Service Corporation. Joined the Service Corporation in 1998 as senior vice president, general counsel and secretary, became executive vice president-legal, policy and corporate communications in 2000, vice president and chief financial officer of AEP and executive vice president-policy finance and strategic planning of the Service Corporation in 2001 and assumed her present position in 2004. A vice president and director of certain other AEP System companies.

DENNIS E. WELCH	54
Vice president and director of the Company. Joined AEP in 2005 as senior vice president and senior vice president-environment and safety of the Service Corporation. Was president and chief operating officer of Yankee Energy System, Inc. and Yankee Gas Services Company from 2001 to 2005. A vice president and director of certain other AEP System companies.

Messrs. Morris, English, Keane, Powers, Smith and Welch, Ms. McCellon-Allen and Ms. Tomasky are directors of AEP Texas Central Company, AEP Texas North Company, Columbus Southern Power Company, Kentucky Power Company, Ohio Power Company, Public Service Company of Oklahoma and Southwestern Electric Power Company, all of which are direct or indirect subsidiaries of AEP and have one or more classes of publicly held preferred stock or debt securities. Ms. Koeppel is a director of Columbus Southern Power Company, Kentucky Power Company and Ohio Power Company. Messrs. Morris, English, Powers and Ms. Koeppel, Ms. McCellon-Allen and Ms. Tomasky are directors of Indiana Michigan Power Company. Messrs. Morris, Keane, Powers and Smith and Ms. Tomasky are also directors of AEP Generating Company, another subsidiary of AEP.

NEW GOVERNANCE POLICIES AND PROCESSES

The Company has reviewed the provisions of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act), the rules of the Securities and Exchange Commission (SEC) and the listing standards of the NYSE relating to corporate governance. Based on the SEC’s rule, Standards Relating to Listed Company Audit Committees, the Company is exempt from the audit committee requirements set forth in Section 301 of the Sarbanes-Oxley Act and therefore is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert. The Company is also exempt from a majority of the NYSE’s listing standards relating to corporate governance. The Company has voluntarily complied with certain of the NYSE’s listing standards relating to corporate governance where such compliance is in the best interest of the Company’s shareholders.

DIRECTOR NOMINATION PROCESS

The Company does not have a Nominating Committee. The full board identifies director nominees. AEP owns all of the Common Stock, and, as a result, AEP’s affirmative vote is sufficient to elect director nominees. Consequently, the board does not accept proposals from preferred shareholders regarding potential candidates for director nominees.

COMMUNICATIONS TO THE BOARD

Shareholders interested in communicating directly with the Company’s board of directors can contact them by writing c/o Corporate Secretary, Ohio Power Company, 1 Riverside Plaza, Columbus, Ohio 43215. The Corporate Secretary will forward the correspondence to the individual director or directors to whom the correspondence is directed.

BOARD ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Company does not have a policy relating to attendance at the Company’s annual meeting of shareholders by directors. The Company does not solicit proxies for the election of directors because the affirmative vote of AEP is sufficient to elect the nominees and, therefore, holders of the Company’s preferred stock rarely attend the annual meeting. Consequently, a policy encouraging directors to attend the annual meeting of shareholders is not necessary.

CODE OF ETHICS

All of the Company’s directors and officers, including its principal executive, financial and accounting officers are subject to AEP’s Code of Conduct. The AEP Code of Conduct is available on AEP’s website: www.AEP.com.

OTHER BUSINESS

Management does not intend to bring any matters before the meeting other than the election of directors and does not know of any matters that will be brought before the meeting by others.

EXECUTIVE COMPENSATION

Certain executive officers of the Company are employees of the Service Corporation. The salaries of these executive officers are paid by the Service Corporation and a portion of their salaries has been allocated and charged to the Company. The following table shows for 2005, 2004 and 2003 the compensation earned from all AEP System companies by the chief executive officer and the four other most highly compensated executive officers (as defined by regulations of the SEC) of the Company at December 31, 2005. The AEP Human Resources Committee (HR Committee) is responsible for the oversight and administration of the Service Corporation’s executive compensation.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Restricted Stock Award ($)(4)	Securities Underlying Options (#)	LTIP Payouts ($)(5)	All Other Compensation ($)(6)
Michael G. Morris—
        Chairman of the board and chief executive officer of the Company; chairman of the board, president and chief executive officer of AEP and the Service Corporation; chairman of the board and chief executive officer of other AEP System companies(7)
	2005 2004	1,150,000 1,123,577	2,250,000 1,250,000	614,191 613,287	163,500 9,228,000	-0- 149,000	-0- -0-	107,400 178,058
Carl L. English— Vice president and director of the Company; President-AEP Utilities and director of the Service Corporation; vice president and director of other AEP System companies(7)	2005 2004	500,000 211,538	575,000 125,000	22,073 5,848	-0- 942,600	-0- -0-	-0- -0-	66,237 12,444
Susan Tomasky—
        Vice President and director of the Company; Executive vice president and chief financial officer of AEP; executive vice president-chief financial officer and director of the Service Corporation; vice president and director of other AEP System companies
	2005 2004 2003	500,000 503,846 476,827	575,000 350,000 256,137	-0- -0- -0-	-0- -0- -0-	-0- -0- 25,000	221,269 -0- -0-	55,050 50,791 37,208
Robert P. Powers—
        Vice president and director of the Company; Executive vice president of AEP; Executive vice president-Generation and director of the Service Corporation; vice president and director of other AEP System companies
	2005 2004 2003	450,000 433,308 416,596	500,000 275,000 300,000	1,368 654 -0-	-0- -0- -0-	-0- -0- 25,000	193,337 -0- -0-	39,003 34,879 29,007
Holly K. Koeppel—
        Vice chairman of the board, vice president and director of the Company; Executive vice president-AEP Utilities East and director of the Service Corporation; vice president and director of other AEP System companies
	2005 2004 2003	440,000 443,385 426,635	464,183 267,217 175,000	397 2,404 -0-	-0- -0- -0-	-0- -0- 25,000	197,985 -0- -0-	42,025 37,304 25,451
____________
(1)	Amounts in the Salary column are composed of executive salaries, and additional days of pay earned for years with more than the standard 260 calendar workdays and holidays.

(2)
Amounts in the Bonus column reflect awards under the Senior Officer Annual Incentive Compensation Plan (SOIP). Payments pursuant to the SOIP are made in the first quarter of the succeeding fiscal year for performance in the year indicated.

(3)
Amounts shown in the Other Annual Compensation column include perquisites if the aggregate amount of such benefits exceeds $50,000. The perquisites AEP offers to its executive officers include club memberships, financial counseling services, personal use of the executive dining room, and personal use of AEP aircraft. For Mr. Morris, the amount shown includes the incremental cost associated with his personal use of AEP’s aircraft of $309,435. The incremental cost to AEP of personal use of AEP aircraft is calculated based on the variable operating costs to AEP, including fuel costs, trip-related maintenance, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the lease costs of AEP aircraft, and the cost of maintenance not related to trips, are excluded. Mr. Morris’ amount also includes premiums for life insurance that AEP funds on his behalf of $141,403 and temporary living expenses of $27,500. The Other Annual Compensation column also includes tax gross-up payments for Mr. Morris and the other named executive officers as well as cash payments for fractional shares resulting from dividend reinvestment on restricted stock unit awards.

(4)
The values shown in the Restricted Stock Award column are the grant date values calculated using the closing price of AEP Common Stock on the New York Stock Exchange on each grant date without any vesting or other deductions. Dividends are paid on all restricted shares and restricted stock units at the same rate as paid on AEP’s Common Stock. Mr. Morris received an award of 5,000 restricted stock units on February 22, 2005, of which 1,666 shares vested on February 22, 2006 and the remaining shares will generally vest, subject to his continued employment, in two equal parts of 1,667 and 1,667 shares on February 22, 2007 and February 22, 2008, respectively. Dividends on these shares were mandatorily reinvested in an additional 144 restricted stock units that vest, subject to Mr. Morris’s continued employment, on February 22, 2008. Fractional shares that would result from the reinvestment of dividends are paid in cash and are included in the Other Annual Compensation column. On December 31, 2005 Mr. Morris held a total of 5,144 unvested restricted stock units with a value of $190,791, based on the closing price of AEP Common Stock on the last trading day of 2005 ($37.09).

On January 2, 2004 with the commencement of his AEP employment, Mr. Morris received an award of 300,000 restricted shares granted under AEP’s Long-Term Incentive Plan. Dividends on these shares are paid to Mr. Morris and are not included in this table. 50,000 shares vested on January 1, 2005 and 50,000 shares vested on January 1, 2006 and, as a result, the restrictions on the sale of these shares were removed giving Mr. Morris full and unrestricted ownership of them. The remaining 200,000 shares of restricted stock were granted as a replacement for certain long-term compensation that Mr. Morris forfeited from his prior employer in order to accept his position at AEP. These shares vest, subject to his continued employment, in three approximately equal components on November 30, 2009, November 30, 2010 and November 30, 2011, respectively. On December 31, 2005 Mr. Morris held a total of 250,000 unvested restricted shares, with a value of $9,272,500, based on the closing price of AEP Common Stock on the last trading day of 2005 ($37.09).

On August 2, 2004 with the commencement of his AEP employment, Mr. English received an award of 30,000 restricted stock units granted under AEP’s Long-Term Incentive Plan. Dividends on these shares were mandatorily reinvested in an additional 632 and 1,024 restricted stock units in 2004 and 2005, respectively. Fractional shares that would result from the reinvestment of dividends are paid in cash and are included in the Other Annual Compensation column. The additional restricted stock units attributable to reinvested dividends vest, subject to Mr. English’s continued employment, on August 2, 2007. 10,000 shares vested on August 2, 2005 and, as a result, the restrictions on the sale of these stock units were removed giving Mr. English full and unrestricted ownership of them. The remaining 20,000 restricted stock units vest, subject to his continued employment, in two equal components on August 2, 2006, and August 2, 2007. On December 31, 2005 Mr. English held a total of 21,656 unvested restricted stock units with a value of $803,221, based on the closing price of AEP Common Stock on the last trading day of 2005 ($37.09).

(5)
Amounts in the Long-Term Compensation — Payouts column reflect the value of performance units earned under the Amended and Restated AEP System Long-Term Incentive Plan for the three-year performance period ended December 31, 2005. Earned performance units are mandatorily deferred as phantom stock units (“career shares”) until the executive has achieved all of his or her stock ownership requirements. Once an executive has achieved all of his or her stock ownership requirements, earned performance units are paid to such executive in cash or deferred if the executive makes an election. See below under “Long-Term Incentive Plans — Awards in 2005” on page 7 and “Long-Term Incentive” on page 13 for additional information.

(6)
Amounts in the All Other Compensation column for 2005, except for additional compensation to Mr. English disclosed in footnote (7), include (i) AEP’s matching contributions under the AEP Retirement Savings Plan and the AEP Supplemental Retirement Savings Plan, a non-qualified plan designed to supplement the AEP Retirement Savings Plan; and (ii) subsidiary companies’ director fees. Detail of the 2005 amounts included in the All Other Compensation column is shown below.

Item	Mr. Morris	Mr. English	Ms. Tomasky	Mr. Powers	Ms. Koeppel
Savings Plan Matching Contributions	$8,440	$9,450	$7,615	$6,640	$6,692
Supplemental Savings Plan Matching Contributions	81,560	18,675	30,635	19,763	25,133
Subsidiary Director Fees	17,400	11,400	16,800	12,600	10,200

(7)
No 2003 compensation information is reported for Messrs. Morris and English because they were not executive officers in those years. Mr. Morris joined AEP on January 1, 2004. Mr. English joined AEP on August 2, 2004 and, as such, the compensation information for 2004 reflects his salary for only a portion of that year. Club initiation fees of $26,713 were included in the All Other Compensation column in 2005 for Mr. English.

OPTION GRANTS IN 2005

There were no options granted to executive officers in 2005.

AGGREGATED OPTION EXERCISES IN 2005 AND YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options as 12-31-05(#)		Value of Unexercised In-The-Money Options at 12-31-05($) *
Name	Shares Acquired on Exercise(#)	Value Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
M. G. Morris	—	—	49,666	99,334	$314,386	$628,784
C. L. English	—	—	—	—	—	—
S. Tomasky	29,333	$346,085	208,333	46,001	$369,164	$446,556
R. P. Powers	66,999	$550,924	133,300	46,001	$91,563	$446,556
H. K. Koeppel	20,167	$220,627	41,200	46,001	$202,829	$446,556

* Based on the difference between the closing price of AEP Common Stock on the NYSE on December 30, 2005 ($37.09)(the last trading day of 2005) and the option     exercise price. “In-the-money” means the market price of the stock is greater than the exercise price of the option on the date indicated.

LONG-TERM INCENTIVE PLANS — AWARDS IN 2005

The executive officers named in the Summary Compensation Table were awarded performance units in January 2005 pursuant to the Amended and Restated American Electric Power System Long-Term Incentive Plan. Performance units are generally equivalent in value to shares of AEP Common Stock. Dividends are reinvested in additional performance units for the same performance and vesting period using the closing price of the AEP Common Stock on the dividend payment date. The performance units granted in 2005 are subject to two equally weighted performance measures for the three-year performance period 2005-2007. These performance measures are: three-year total shareholder return measured relative to the S&P Utilities and three-year cumulative earnings per share measured relative to a board-approved target. The scores for these performance measures determine the percentage of the performance units outstanding at the end of the performance period that are earned and can range from zero percent to 200 percent. The value of each performance unit that is earned equals the average closing price of AEP Common Stock for the last twenty days of the performance period.

The number of performance units that may be earned at threshold, target and maximum performance levels, excluding any reinvested dividends, is shown in the table below. The HR Committee may, in its discretion, reduce the number of performance units otherwise earned. In accordance with the performance goals established for the periods set forth below, the threshold, target and maximum awards are equal to 25%, 100% and 200%, respectively, of the performance unit awards.

Deferral of earned performance units into phantom AEP Stock Units (equivalent to shares of AEP Common Stock) is mandatory until the officer has met his or her stock ownership requirements discussed in the Human Resources Committee Report on Executive Compensation. Once their stock ownership requirement is met, officers may elect to continue to defer earned performance units or to receive subsequently earned awards in cash or AEP Common Stock.

			Estimated Future Payouts of Performance Units Under Non-Stock Price-Based Plan

		Performance Period Until Maturation or Payout
Name	Number of Performance Units		Threshold (#)	Target (#)	Maximum (#)
M. G. Morris	150,000	1/1/05 - 12/31/07	37,500	150,000	300,000
C. L. English	34,100	1/1/05 - 12/31/07	8,525	34,100	68,200
S. Tomasky	37,500	1/1/05 - 12/31/07	9,375	37,500	75,000
R. P. Powers	22,500	1/1/05 - 12/31/07	5,625	22,500	45,000
H. K. Koeppel	21,200	1/1/05 - 12/31/07	5,300	21,200	42,400

Retirement Benefits

AEP maintains a qualified and a nonqualified defined benefit ERISA pension plan for eligible employees. The tax-qualified plan is the American Electric Power System Retirement Plan (AEP Retirement Plan) and the nonqualified plan is the American Electric Power System Excess Benefit Plan (AEP Excess Benefit Plan) (together with the AEP Retirement Plan, the AEP Plans) which provides (i) benefits that cannot be payable under the tax-qualified plan because of maximum limitations imposed on such plan by the Internal Revenue Code and (ii) benefits pursuant to individual agreements with certain AEP employees.

The benefit formula generally used to calculate benefit additions under the pension plans for all plan participants (including the executive officers named in the Summary Compensation Table) is a cash balance formula. When the cash balance formula was added to each plan, an opening balance was established for employees then participating under each plan’s prior benefit formula (as further described below), using a number of factors as set forth in the appropriate plan. Under the cash balance formula, each participant has an account established (for record keeping purposes only) to which dollar amount credits are allocated each year based on a percentage of the participant’s eligible pay. The amount of pay taken into account for the executive officers named in the Summary Compensation Table has been capped at the greater of $1,000,000 or two times the participant’s annual base rate of pay as of the last day of a given year (or, if the participant’s employment was terminated during the year, as of the date of such termination of employment). The applicable percentage of eligible pay credited to a participant’s account is determined each year by reference to the participant’s age and years of vesting service as of December 31 of that year (or as of the participant’s termination date, if earlier). The following table shows the applicable percentage used to determine the annual dollar amount credits based on the sum of age and years of service indicated:

Sum of Age Plus Years of Service	Applicable Percentage
Less than 30	3.0%
30-39	3.5%
40-49	4.5%
50-59	5.5%
60-69	7.0%
70 or more	8.5%

All amounts in the cash balance accounts of participants earn a fixed rate of interest that is also credited annually. The interest rate for a particular year is the Applicable Interest Rate set in accordance with Section 417(e)(3)(A)(ii) of the Internal Revenue Code and is currently the average interest rate on 30-year Treasury securities for the month of November of the prior year. For 2005, the interest rate was 4.89%. Interest continues to be credited to any unpaid balance.

Under the cash balance formula, an amount equal to the vested balance (including tax-qualified and nonqualified benefits) then credited to the account is payable to the participant in the form of an immediate or deferred lump-sum or an annuity or, with respect to the nonqualified benefits, in installments. Benefits under the AEP Plans generally do not become vested until the participant has been credited with at least 5 years of service. Mr. Morris has an individual agreement with AEP that provides that Mr. Morris will become vested in the amount credited to his cash balance account at a rate of 20% per year as of each of the first five anniversaries of his commencement date (January 1, 2004).

Benefits (from both the tax-qualified and nonqualified plan) under the cash balance formula are not subject to reduction for Social Security benefits or other offset amounts, except that Ms. Koeppel and Mr. Powers each have an individual agreement which provides that their supplemental retirement benefits are reduced by pension entitlements, if any, from plans sponsored by prior employers. The estimated annual benefit that would be payable as a single life annuity under the cash balance formula to each of the executive officers named in the Summary Compensation Table at age 65 is:

Name	Annual Benefit
M. G. Morris	$391,100
C. L. English	46,700
S. Tomasky	287,700
R. P. Powers	193,500
H. K. Koeppel	186,900

These amounts are based on the following assumptions and agreements:

•
The amounts shown in the Salary column of the Summary Compensation Table are used for calendar year 2005 and all subsequent years, assuming no salary changes. The amounts shown in the Bonus column are used for 2005 and annual incentive awards at the 2006 target level (as further described in the Human Resources Committee Report on Executive Compensation under the heading Annual Incentive) capped at 100% of salary are used for all subsequent years beyond 2005.

•
Conversion of the lump-sum cash balance to a single life annuity at age 65, based on an interest rate of 4.73% (the Applicable Interest Rate being used by the Plans for 2006) and the 1994 Group Annuity Reserving Table published by the Internal Revenue Service.

•
Mr. Morris has an individual agreement with AEP that provides for an opening cash balance account of $2,100,000 as of January 1, 2004 (his employment commencement date) and annual credits at the maximum rate provided under the AEP Plans (currently 8.5%). Mr. English also has an individual agreement with AEP that provides for annual credits at the maximum rate provided under the AEP Plans (currently 8.5%).

•
Ms. Tomasky, Ms. Koeppel and Mr. Powers have individual agreements with AEP that credit them with years of service in addition to their years of service with AEP as follows: Ms. Tomasky, 20 years; Ms. Koeppel, 15.25 years; and Mr. Powers, 17 years. That service credit was taken into account in calculating their accrued benefit under the AEP Plans as of December 31, 2000, and therefore was reflected in the amount credited to their opening cash balance account as of January 1, 2001, the date the cash balance formula first became effective. As mentioned above, the agreements for Ms. Koeppel and Mr. Powers provide that their respective supplemental retirement benefits are reduced by pension entitlements, if any, from plans sponsored by prior employers.

In addition, employees who have continuously participated in the AEP Plans since December 31, 2000 remain eligible for a pension benefit using the final average pay formula that was in place before the implementation of the cash balance formula described above. Employees who are eligible for both formulas will receive their benefits under the formula that provides the higher benefit, given the participant’s choice of the form of benefit (single life annuity, lump sum, etc.). Participants who remain eligible to receive the final average pay formula will continue to accrue pension benefits under that formula until December 31, 2010, at which time each participant’s final average pay benefit payable at the participant’s normal retirement age (the later of age 65 or 5 years of service) will be frozen and unaffected by the participant’s subsequent service or compensation. After December 31, 2010, each participant’s frozen final average pay benefit will be the minimum benefit a participant can receive from the AEP Plans at the participant’s normal retirement age.

Final average pay under the AEP Plans is computed using the highest average 36 consecutive months of the salary and bonus earned out of the participant’s most recent 10 years of service. The information used to compute the final average pay benefit for executive officers named in the Summary Compensation Table above, other than Mr. Morris and Mr. English (who are not eligible for the final average pay formula under the AEP Plans), is equal to the sum of the Salary and Bonus columns shown in the Summary Compensation Table.

The following table shows the approximate annual annuities that would be payable to executive officers and other management employees under the final average pay formula of the AEP Plans, assuming termination of employment on December 31, 2005 after various periods of service and with benefits commencing at age 65.

AEP Plans Pension Plan Table
Annual Highest Average Earnings	Years of Accredited Service
	15	20	25	30	35	40
$ 700,000	$164,535	$219,380	$274,225	$329,070	$383,915	$430,465
750,000	176,535	235,380	294,225	353,070	411,915	461,790
800,000	188,535	251,380	314,225	377,070	439,915	493,115
850,000	200,535	267,380	334,225	401,070	467,915	524,440
900,000	212,535	283,380	354,225	425,070	495,915	555,765
950,000	224,535	299,380	374,225	449,070	523,915	587,090
1,000,000	236,535	315,380	394,225	473,070	552,915	618,835
1,100,000	260,535	347,380	434,225	521,070	607,915	681,065
1,200,000	284,535	379,380	474,225	569,070	663,915	743,715
1,300,000	308,535	411,380	514,225	617,070	719,915	806,365

The amounts shown in the table are the straight life annuities payable under the final average pay formula of the AEP Plans without reduction for any optional features that may be elected at the participant’s expense. Retirement benefits listed in the table are not subject to any further reduction for Social Security or other offset amounts. The retirement annuity is reduced 3% per year for each year prior to age 62 in the event of a termination of employment after age 55 and the participant’s election to commence benefits between ages 55 and 62. If an employee terminates employment after age 55 and commences benefits at or after age 62, there is no reduction in the retirement annuity.

Under the AEP Plans, as of December 31, 2005, for the executive officers named in the Summary Compensation Table (except for Mr. Morris and Mr. English), the number of years of service applicable for the final average pay formula were as follows:

Ms. Tomasky, 27.5 years; Ms. Koeppel, 20.75 years; and Mr. Powers, 24.5 years. The years of service for Ms. Tomasky, Ms. Koeppel and Mr. Powers include years of service provided by their respective agreements with AEP as described above in connection with the cash balance formula. The agreements for Ms. Koeppel and Mr. Powers provide that their respective supplemental retirement benefits are reduced by pension entitlements, if any, from plans sponsored by prior employers.

Employment Agreement

AEP entered into an employment agreement (Agreement) with Mr. Morris that became effective January 1, 2004 for a three-year period. The Agreement is automatically renewed for additional one-year periods unless Mr. Morris or AEP takes specific actions to terminate it. The Agreement provides that Mr. Morris receives an initial annual salary of $1,115,000, subject to increase, and will participate in the annual bonus and long-term incentive plans. Mr. Morris is eligible to receive an annual bonus under the Senior Officer Annual Incentive Compensation Plan and his target percentage will be equal to at least 100% of his base salary. The Agreement awarded Mr. Morris a nonqualified stock option grant for 149,000 shares, a performance share grant for 119,000 shares and 100,000 restricted shares as a bonus and an additional 200,000 restricted shares as a replacement for certain long-term compensation that Mr. Morris forfeited from his prior employer in order to accept employment with AEP. One-half of the restricted shares awarded to Mr. Morris as a bonus (50,000 shares) vested on January 1, 2005 and the remaining 50,000 shares vested on January 1, 2006. The restricted shares awarded to Mr. Morris as a replacement for forfeited compensation will vest, subject to his continued employment, in three approximately equal components of 66,666, 66,667 and 66,667 shares on November 30, 2009, November 30, 2010 and November 30, 2011, respectively. Mr. Morris may use AEP’s aircraft for personal use and receives gross-up payments to cover applicable federal, state and local income taxes on the portion of the imputed income associated with such personal use in accordance with AEP policy, which currently provides a gross-up only for income taxes associated with certain spousal travel. Mr. Morris is entitled to the use of memberships sponsored by AEP at local country clubs and luncheon clubs and to participate in AEP’s financial counseling program. Mr. Morris also is entitled to participate in AEP’s retiree medical insurance program as in effect on the date of his retirement, although AEP may pay Mr. Morris an amount in cash sufficient, in AEP’s good faith determination, for Mr. Morris to purchase a retiree medical insurance policy that provides equivalent benefits. AEP has purchased a universal life insurance policy for Mr. Morris that provides a $3 million death benefit. Mr. Morris was provided an opening balance in the AEP Excess Benefit Plan of $2.1 million, which vests in increments of 20% on each of the first five anniversary dates of his employment. Mr. Morris is credited with the maximum rate permitted under the Retirement Plan (currently at 8.5%) on all eligible earnings up to two times his annual base salary. See above under Retirement Benefits for additional information. In the event AEP terminates the Agreement for reasons other than cause, Mr. Morris will receive a severance payment equal to two times his annual base salary.

AEP entered into an employment agreement (English Agreement) with Mr. English that became effective August 2, 2004. The English Agreement provides that Mr. English receives an initial annual salary of $500,000, subject to increase, twenty-five days of vacation annually, and will participate in the annual bonus and long-term incentive plans. Mr. English is eligible to receive an annual bonus under the Senior Officer Annual Incentive Compensation Plan and his target percentage will be equal to at least 65% of his base salary. The English Agreement awarded Mr. English 30,000 restricted stock units. One-third of the restricted stock units awarded to Mr. English (10,000 units) vested on August 2, 2005 and the remaining 20,000 restricted stock units will vest in two equal components of 10,000 units on August 2, 2006 and August 2, 2007. Mr. English’s cash balance account under the AEP Excess Benefit Plan is credited with the maximum rate permitted (currently at 8.5%) on all eligible earnings up to the greater of $1,000,000 or two times his annual base salary. See above under Retirement Benefits for additional information. In the event AEP terminates Mr. English’s employment for reasons other than cause before August 2, 2007, Mr. English will receive a severance payment equal to his annual base salary.

Change-In-Control Agreements

AEP has change-in-control agreements with all of the executive officers named in the Summary Compensation Table. If there is a “change-in-control” of AEP and the executive officer’s employment is terminated (i) by AEP without “cause” or (ii) by the officer because of a detrimental change in responsibilities, a required relocation or a reduction in salary or benefits, these agreements provide for:

•	Lump sum payment equal to 2.99 times the officer’s annual base salary plus target annual incentive under the Senior Officer Annual Incentive Compensation Plan

•	Payment, if required, to make the officer whole for any excise tax imposed by Section 4999 of the Internal Revenue Code.

•	Outplacement services and other non-cash severance or separation benefits under the terms of a plan or agreement as may then be available to other employees.

“Change-in-control” under our change-in-control agreements means:

•	The acquisition by any person of the beneficial ownership of securities representing more than one-third of AEP’s voting stock;

•
A merger or the consolidation of AEP with another corporation unless AEP’s voting securities outstanding immediately before such merger or consolidation continue to represent at least two-thirds of the total voting power of AEP or the surviving entity outstanding immediately after such merger or consolidation; or

•	Approval by the shareholders of the liquidation of AEP or the disposition of all or substantially all of the assets of AEP.

In addition to the change-in-control agreements described above, the Amended and Restated American Electric Power System Long-Term Incentive Plan (as approved at the 2005 meeting of shareholders) authorizes the HR Committee to include change-in-control provisions in award agreements. Such provisions may include one or more of the following: (1) the acceleration or extension of time periods for purposes of exercising, vesting in or realizing gains from any award; (2) the waiver or modification of performance or other conditions related to the payment or other rights under an award; (3) provision for the cash settlement of an award for an equivalent cash value; and (4) modification or adjustment to the award as the HR Committee deems appropriate to protect the interests of participants upon or following a change-in-control. The outstanding award agreements issued to the executive officers contain provisions that accelerate the vesting and exercise dates of unexercised options and that offer a cash settlement upon a change-in-control.

“Change-in-control” is defined under the Amended and Restated American Electric Power System Long-Term Incentive Plan as:

•	The acquisition by any person of the beneficial ownership of securities representing 25% or more of AEP’s voting stock;

•	A change in the composition of a majority of the Board of Directors under certain circumstances within any two-year period; or

•	Approval by the shareholders of the liquidation of AEP, disposition of all or substantially all of the assets of AEP or, under certain circumstances, a merger of AEP with another corporation.

The AEP Excess Benefit Plan also provides that all accrued supplemental retirement benefits become fully vested upon a change-in-control, defined in a manner similar to the Amended and Restated Long-Term Incentive Plan as described above.

Human Resources Committee Report On Executive Compensation

The Human Resources Committee of the AEP Board of Directors (HR Committee) annually reviews AEP’s executive compensation in the context of the performance of management and AEP. None of the members of the HR Committee is an officer or employee of any AEP System company. In addition, each of the current members of the HR Committee has been determined to be independent by the Board in accordance with SEC and NYSE rules. The HR Committee held six meetings in 2005.

In setting compensation levels, the HR Committee recognizes that AEP’s executive officers are charged with managing one of the largest and most geographically diverse electric generation, transmission and distribution companies in a dynamic business atmosphere that requires high levels of business and management innovation.

AEP’s executive compensation is designed to maximize shareholder value, to support the implementation of AEP’s business strategy, and to improve both corporate and personal performance. The HR Committee’s compensation policies supporting these objectives are:

•	To pay in a manner that motivates both short- and long-term performance, focuses on meeting specified corporate goals and promotes the long-term interests of shareholders.

•
To place a substantial amount of compensation for senior executives at risk in the form of variable incentive compensation instead of fixed or base pay, with much of this risk similar to the risk experienced by other AEP shareholders.

•
To establish compensation opportunities that enhance AEP’s ability to attract, retain, reward, motivate and encourage the development of exceptionally knowledgeable, highly qualified and experienced executives.

•	To provide compensation that is reflective of current market practices in order to maintain a stable and successful management team.

In carrying out its responsibilities, the HR Committee has hired a nationally recognized independent consultant to provide recommendations to the HR Committee regarding AEP’s compensation and benefits programs and practices, and to provide information on current trends in executive compensation and benefits within the energy services industry and among U.S. industrial companies in general. The HR Committee regularly holds executive sessions with its independent consultant and without AEP management present to help ensure that it receives full and independent advice.

The HR Committee annually reviews AEP’s executive compensation relative to a Compensation Peer Group comprised of companies that represent the talent markets from which AEP must compete to attract and retain executives. The HR Committee annually reviews and adjusts the composition of the Compensation Peer Group to ensure that it provides appropriate compensation comparisons. For 2005, the Compensation Peer Group consists of 14 large and diversified energy services companies, plus 12 Fortune 500 companies, which, taken as a whole, approximately reflect AEP’s size, scale, business complexity and diversity. The HR Committee generally uses median compensation information of the Compensation Peer Group as its benchmark but does consider other comparisons, such as alternative percentile benchmarks and industry-specific compensation surveys, when evaluating compensation.

In 2005 the HR Committee also began using “tally sheets” to evaluate the total rewards package for the CEO. These “tally sheets” include all significant aspects of the total rewards program under various performance, termination and stock price scenarios that illustrate the upper and lower extremes of the potential value of this package.

Stock Ownership Guidelines

The HR Committee believes that linking a significant portion of an executive’s current and potential future net worth to AEP’s success, as reflected in the stock price and dividends paid, gives the executive a stake similar to that of AEP’s shareholders and further encourages long-term management strategies for the benefit of shareholders. Therefore, the HR Committee requires senior managers to accumulate and hold a specific amount of AEP Common Stock or stock equivalents in order to further align executive and shareholder interests. The HR Committee annually reviews the minimum stock ownership levels for each salary grade and periodically adjusts these levels as they determine to be appropriate. Due to changes in the ownership levels and promotions, executives may have multiple stock ownership requirements that they are expected to achieve within five years of the date each such requirement is assigned. AEP’s minimum ownership levels are directly related to the officer’s corporate position, with the largest requirement assigned to the Chief Executive Officer (CEO). The largest minimum stock ownership requirements assigned to each of the executive officers named in the Summary Compensation Table are 109,300 shares for the CEO; 52,700 for the Chief Financial Officer (CFO) and President of AEP Utilities; and 35,300 for each of the Executive Vice Presidents.

Personal AEP stock holdings, restricted stock, and common stock equivalents resulting from performance units, deferred compensation and balances in the AEP stock fund of the AEP System Retirement Savings Plan, AEP System Supplemental Retirement Savings Plan and the AEP Incentive Compensation Deferral Plan can be included in determining compliance with minimum stock ownership requirements. All performance units that are earned are mandatorily deferred into phantom stock units (“career shares”), a common stock equivalent, for participants who have not met all of their minimum stock ownership requirements. Participants are required to hold these career shares at least until after their AEP employment ends. In addition, executives that have not met a minimum stock ownership requirement within its associated five-year period will be required to (i) defer twenty-five percent (25%) of annual incentive compensation into AEP phantom stock units and (ii) retain all AEP shares realized through AEP stock options exercises, except an amount equal to the exercise costs and tax withholding, until the minimum stock ownership requirement has been satisfied. On January 1, 2006, the mandatory annual incentive compensation deferral, described in (i) above, was increased to fifty percent (50%).

Messrs. Morris and Powers have met all of their stock ownership requirements. Ms. Tomasky has met her two previously assigned stock ownership requirements and is on track to meet the ownership requirement assigned to her in January 2005. Ms. Koeppel has met the stock ownership requirement assigned to her in January 2004 and is on track to reach the stock ownership target requirement assigned to her in January 2005. Mr. English is also on track to meet the stock ownership requirement assigned to him in January 2005, which is the only such requirement he has been assigned. See the table on page 16 for actual ownership amounts.

Components of Executive Compensation

Base Salary.    When reviewing executive base salaries, the HR Committee considers the pay practices of its Compensation Peer Group; the responsibilities, performance, and experience of each executive officer; reporting relationships; supervisor recommendations; and the relationship of the base salaries of executive officers to the base salaries of other AEP employees. Base salaries are reviewed annually and adjusted, when and as appropriate, to reflect individual performance, changes in responsibility, external market data, internal pay equity and other factors.

The HR Committee generally targets total compensation levels at the median of AEP’s Compensation Peer Group. This practice places at risk more than 80 percent of the total compensation opportunity for the CEO and 65 percent of that for the other executive officers listed in the Summary Compensation Table, which is consistent with the HR Committee’s policy of placing a substantial portion of the compensation for executive officers at risk.

Annual Incentive.    The primary purpose of AEP’s annual incentive compensation is to motivate senior management to meet and exceed annual objectives that are part of AEP’s strategic plan for maximizing shareholder value. AEP’s Senior Officer Incentive Plan (SOIP) provides a variable, performance-based annual incentive as part of total compensation for AEP’s executive officers.

SOIP participants are assigned an annual target award expressed as a percentage of base earnings for the period. For 2005 the HR Committee established the annual SOIP target awards at 100% of salary for Mr. Morris; 65% for Ms. Tomasky and Mr. English; and 60% of salary for the other executive officers named in the Summary Compensation Table. For 2006 the HR Committee increased the annual SOIP target award for Mr. Morris to 110% of salary. All other SOIP targets are the same as they were in 2005.

SOIP awards for 2005 were based on pre-established performance measures that included an earnings per share component, which determined the size of the company-wide bonus pool that provides an annual incentive award opportunity for the general workforce as well as executive officers, and the following additional performance measures, which determined the allocation from the company-wide bonus pool to the SOIP:

•   Safety Performance (25%),

•   Workforce Development (25%),

•   Strategic Planning (25%), and

•   Environmental Stewardship (25%).

The HR Committee maintains both positive and negative discretion over all SOIP performance measure results and individual awards to help insure that awards are aligned with results. Actual awards for 2005 could have varied from zero percent to 200 percent of the target award based on performance.

AEP’s earnings per share in 2005 exceeded the level needed to fully fund the company-wide bonus pool and this, combined with the scores for the above performance measures, produced an aggregate award score of 179.4% of the sum of the target awards for all SOIP participants. Individual awards from the bonus pool for senior officers, except for the CEO, are made at the discretion of the CEO to reflect each executive’s performance and contribution and are subject to the approval of the HR Committee. The award for the CEO is made at the discretion of the HR Committee and is subject to the approval of the independent members of the Board. The actual amounts earned for 2005 are shown for the executive officers listed in the Summary Compensation Table.

Long-Term Incentive.    The primary purpose of longer-term, equity-based, incentive compensation is to motivate senior managers to maximize shareholder value by linking a portion of compensation directly to shareholder return.

All AEP long-term incentive (LTI) awards to executive officers are made under the shareholder-approved Amended and Restated American Electric Power System Long-Term Incentive Plan. This plan provides various types of LTI awards and a wide variety of performance measures from which the HR Committee may choose to provide the most effective incentives to AEP management for achievement of AEP’s strategies and goals.

Stock Options

Beginning in January 2005 the HR Committee stopped issuing new stock options as part of its regular LTI program, in favor of increased utilization of performance units. The HR Committee believes this change was necessary to reflect changes in AEP’s business objectives, external market compensation practices, and the cost-benefit ratio of stock options relative to other alternatives. Therefore, no stock options were awarded to any executive officer in 2005.

Performance Units

The HR Committee’s practice is to annually grant long-term incentive awards in the form of performance units to senior management for a three-year performance and vesting period beginning January 1st of the current year. Beginning with 2005, the HR Committee decided to rely entirely on performance units for AEP’s regular long-term incentive program in lieu of utilizing a mix of stock options and performance units. The HR Committee granted target performance unit awards, effective January 1, 2005, to Mr. Morris, Ms. Tomasky, Mr. English, Mr. Powers and Ms. Koeppel in the amounts of 150,000, 37,500, 34,100, 22,500 and 21,200, performance units, respectively. These performance units were granted for the three-year performance period (2005-2007) and generally vest, subject to the participant’s continued employment, at the end of the performance period. Dividends are reinvested in additional performance units for the same performance and vesting period using the closing price of AEP Common Stock on the dividend payment date. The performance unit awards for the 2005-2007 performance period may be earned subject to two equally weighted performance measures: three-year total shareholder return measured relative to the S&P Utilities and three-year cumulative earnings per share measured relative to a board-approved target. The scores for these performance measures determine the percentage of the performance units outstanding at the end of the performance period that are earned and can range from zero percent to 200 percent. The value of each performance unit that is earned equals the average closing price of AEP Common Stock for the last 20 days of the performance period.

Payments of earned performance unit awards are initially deferred in the form of career shares (equivalent in fair value to shares of AEP Common Stock) until the participant has met his or her stock ownership requirement. Such deferrals continue until at least the participant’s termination of employment. Once participants reach their stock ownership requirement, they may then elect either to defer subsequently earned awards into the AEP Incentive Compensation Deferral Plan, which offers returns equivalent to various market-based investment options, including AEP stock equivalents, or to receive subsequently earned awards in cash or AEP Common Stock.

As previously reported in the 2004 information statement, the HR Committee established performance unit targets in January of 2003 for the then current members of senior management with respect to the 2003-2005 performance period. AEP’s total shareholder return relative to the S&P Utilities was established as the sole performance measure for this performance period. During this period AEP’s total shareholder return was at the 35th percentile of the S&P Utilities, which resulted in participants earning 49.0 percent of the performance unit targets originally established for this performance period and the associated dividend credits. The awards earned for the 2003-2005 performance period are listed as LTIP Payouts in the Summary Compensation Table.

A further description of performance unit awards is shown under Long-Term Incentive Plans - Awards in 2005 on page 7.

Restricted Stock and Restricted Stock Units

Upon his hire and pursuant to his employment agreement, the HR Committee granted 100,000 restricted shares to Mr. Morris as a bonus and an additional 200,000 restricted shares as a replacement for certain long-term compensation from his prior employer that Mr. Morris was required to forfeit in order to accept employment with AEP. These restricted shares are shares of AEP Common Stock that include dividend and voting rights but that cannot be sold, transferred, pledged or otherwise encumbered until they vest. One-half of the restricted shares awarded to Mr. Morris as a bonus (50,000 shares) vested on January 1, 2005, and the remaining one-half vested on January 1, 2006. The restricted shares awarded to Mr. Morris as a replacement for forfeited compensation will vest, subject to his continued employment, in three approximately equal components of 66,666, 66,667 and 66,667 shares on November 30, 2009, November 30, 2010 and November 30, 2011, respectively. The HR Committee believes that granting these restricted shares to Mr. Morris was reasonable, appropriate and necessary in order to ensure his hire and a timely and successful CEO transition, as well as to motivate Mr. Morris to vigorously pursue the interests of shareholders. The value of the restricted shares awarded to Mr. Morris is included in the Restricted Stock Award column of the Summary Compensation Table.

On February 22, 2005, Mr. Morris was also awarded 5,000 restricted stock units as part of his annual incentive award for 2004. One-third of these restricted stock units vested on February 22, 2006 and the remainder will generally vest, subject to Mr. Morris’ continued employment, in two equal portions on the second and third anniversary of the grant date (February 22 of 2007 and 2008). Dividends on AEP’s restricted stock units are mandatorily reinvested in additional units using the closing price of AEP Common Stock on the dividend payment date. Restricted stock units that result from the reinvestment of dividends generally vest, subject to the participant’s continued employment, on the last vesting date associated with the underlying award. Mr. Morris received an additional 144 AEP stock units during 2005 due to the reinvestment of dividends on these restricted stock units.

Upon his hire, the HR Committee granted 30,000 restricted stock units to Mr. English as both a replacement for certain long-term compensation from his prior employer that he was required to forfeit in order to accept employment with AEP and as a signing bonus. One-third of these restricted stock units vested on August 2, 2005 and the remainder will generally vest, subject to his continued employment, in equal parts on the second and third anniversary of the grant date (August 2 of 2006 and 2007). Mr. English also received an additional 1,024 AEP stock units during 2005 due to the reinvestment of dividends on these restricted stock units.

No restricted shares or restricted stock units were awarded to any other executive named in the Summary Compensation Table, but the HR Committee did award restricted stock units to other executives and key employees who are not listed in the Summary Compensation Table during 2005 and expects to continue to do so periodically in the future.

Tax Policy on Deductibility of Compensation

The HR Committee has considered the effect of Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation in excess of $1,000,000 paid in any year to AEP’s chief executive officer or any of the next four highest paid executive officers named in the Summary Compensation Table who are serving as such at the end of the year. The HR Committee considers the limits imposed by Section 162(m) when designing compensation programs for AEP. However, the HR Committee believes that AEP needs flexibility to meet its incentive and retention objectives, even if AEP may not deduct all of its compensation. Performance units and stock options issued under the Amended and Restated American Electric Power System Long-Term Incentive Plan have been structured to be exempt from the deduction limit because they are made pursuant to a shareholder-approved, performance-driven plan. Annual incentive awards under the SOIP are not eligible for the performance-based exemption because the SOIP has not been designed or implemented in a manner that would comply with the requirements of Section 162(m). The HR Committee believes that it is in the interests of AEP to maintain flexibility to adjust annual incentive awards above or below the amount a strict performance formula might provide to reflect qualitative performance factors. The reservation of such discretion, in itself, would preclude the application of the exemption from the Section 162(m) deduction limits.

Other than the compensation described below for Mr. Morris and Mr. English, no compensation was paid in 2005 in excess of the Section 162(m) limit. The restricted shares granted to Mr. Morris upon his hire and pursuant to his employment agreement are not performance-based awards. The value of these awards upon vesting, his 2005 annual bonus and the portion of his salary in excess of $1 million, will not be tax deductible for AEP. The restricted stock units granted to Mr. English upon his hire are not performance-based awards. The value of these awards upon vesting and a portion of his annual incentive for 2005 will not be tax deductible for AEP. The HR Committee intends to continue to consider the effect of Section 162(m) in its executive compensation decisions and in evaluating AEP’s executive compensation programs.

Human Resources Committee Members
John P. DesBarres, Chair
Donald M. Carlton
Robert W. Fri

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of AEP Common Stock and stock-based units as of January 1, 2006 for all nominees to the Board of Directors, each of the persons named in the Summary Compensation Table and all such directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP Common Stock and stock-based units of AEP set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

Name	Shares		Stock Units (a)	Options Exercisable Within 60 Days	Total
C. L. English	—	(c)	28,461	—	28,461
J. B. Keane	—		14,229	—	14,229
H. K. Koeppel	256	(b)	28,702	78,867	107,825
V. McCellon-Allen	—		9,404	—	9,404
M. G. Morris	301,085	(e)	164,034	99,333	564,452
R. P. Powers	685	(b)(c)	29,705	170,968	201,358
S. P. Smith	—		8,011	33,000	41,011
S. Tomasky	3,357	(b)(c)	35,353	246,000	284,710
K.E. Walker	402	(b)	2,823	—	3,225
D. E. Welch	—		9,987	—	9,987
All directors, nominees and executive Officers as a group (10 persons)	348,016	(c)(d)	330,709	628,168	1,306,893
____________

(a)	This column includes amounts deferred in Stock Units and held under AEP’s various officer benefit plans.

(b)
Includes the following numbers of share equivalents held in the AEP Retirement Savings Plan: Ms. Tomasky, 3,357; Ms. Koeppel, 256; Mr. Powers, 685; Mr. Walker, 402; and all directors and executive officers as a group, 4,700.

(c)
Does not include, for Ms. Tomasky, Mr. English and Mr. Powers, 42,231 shares in the American Electric Power System Educational Trust Fund over which Ms. Tomasky, Mr. English and Mr. Powers share voting and investment power as trustees (they disclaim beneficial ownership). The amount of shares shown for all directors and executive officers as a group includes these shares.

(d)	Represents less than 1% of the total number of shares outstanding.

(e)	Includes restricted shares with different vesting schedules.

MEETINGS OF THE BOARD OF DIRECTORS

Regular meetings of the Board of Directors were held once each month during the year. In addition, the Board of Directors holds special meetings from time to time as required. During 2005, the Board held twelve regular meetings.

Directors of the Company receive a fee of $50 for each meeting of the Board of Directors attended in addition to their salaries.

The Board of Directors of the Company has no committees.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm of Deloitte & Touche LLP has been selected as the independent registered public accounting firm of the Company for the year 2006.

A representative of Deloitte & Touche LLP will not be present at the meeting unless prior to the day of the meeting the Secretary of the Company has received written notice from a shareholder addressed to the Secretary at 1 Riverside Plaza, Columbus, Ohio 43215, that such shareholder will attend the meeting and wishes to ask questions of a representative of the firm.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and December 31, 2004, and fees billed for other services rendered by Deloitte & Touche LLP during those periods. While the Company has neither an Audit Committee nor pre-approval procedures, AEP’s Audit Committee pre-approval procedures are applicable to the Company.

	2004	2005
Audit Fees(1)
Financial Statement Audits	$736,789	$842,730
Sarbanes-Oxley 404	$632,737	$567,929
Audit Fees - Other	$65,100	$250,950
Total Audit Fees	$1,434,626	$1,661,609
Audit-Related Fees(2)	$5,000	$5,000
Tax Fees(3)	$912,353	$27,600
TOTAL	$2,351,979	$1,694,709
______________

(1)
Audit fees in 2004 and 2005 consisted primarily of fees related to the audit of the Company’s annual consolidated financial statements. Audit fees also included auditing procedures performed in accordance with Sarbanes-Oxley Act Section 404 and the related Public Company Accounting Oversight Board Auditing Standard Number 2 regarding the Company’s internal control over financial reporting.

This category also includes work generally only the independent registered public accounting firm can reasonably be expected to provide, such as attestation requirements on statutory reports and regulatory filings of the Company and certain of its wholly owned subsidiaries.

(2)	Audit related fees consisted principally of audits of employee benefit plans and audit-related work in connection with acquisitions and dispositions.
(3)
Tax fees consisted principally of tax compliance services. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

AEP’s Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The AEP Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific limitation. The independent registered public accounting firm and management are required to report to the AEP Audit Committee at each regular meeting regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date. The AEP Audit Committee may also pre-approve particular services on a case-by-case basis. In 2005, all Deloitte & Touche LLP services were pre-approved by the AEP Audit Committee.

FORM 10-K

A copy of the Company’s 2005 Annual Report to the SEC, including the Company’s financial statements for the year ended December 31, 2005, is being furnished with this information statement. The 2005 Annual Report is also available on AEP’s website at www.AEP.com.

HEATHER L. GEIGER,
Secretary
March 24, 2006